Exhibit 99.1

Whole Earth Brands, Inc. Reports Third Quarter 2021 Financial Results and Reiterates Full Year Guidance

Reported Third Quarter Consolidated Revenue Growth of 92.4%, Including Strategic Acquisitions

Third Quarter Organic Constant Currency Revenue Growth of 6.1% Including Acquisitions in Both Periods

Third Quarter Branded CPG Proforma Organic Constant Currency Revenue Growth of 7.6% vs 2020 and 14.3% on a Two-year Stacked Basis (versus Third Quarter 2019) largely due to strong volume

Third Quarter Operating Income of $13.5 Million and Record Adjusted EBITDA of $22.1 Million

Chicago, Illinois – November 9, 2021 – Whole Earth Brands, Inc. (the “Company” or “we” or “our”) (Nasdaq: FREE), a global food company enabling healthier lifestyles by providing access to premium plant-based sweeteners, flavor enhancers and other foods through a diverse portfolio of trusted brands and delicious products, today announced its financial results for its third quarter ended September 30, 2021. The Company also reiterated fiscal year 2021 guidance.

Irwin D. Simon, Executive Chairman, stated, “I am enthusiastic about the opportunity that lies ahead for Whole Earth Brands as we continue to outperform our benchmark categories globally, and bring new innovation to underserved categories. Responding to strong demand, our team is energized going into 2022, as we drive gains across all sales channels, including retail, e-commerce and foodservice, and leverage our diversified brand portfolio to provide consumers with natural, better-for-you product choices. I look forward to working with the team towards building a large, organic, natural, plant-based food company as I have done in the past.”

Albert Manzone, Chief Executive Officer, commented, “Our Power of One strategy to enhance our shelf presence and drive greater visibility with retail customers is working. Our ability to bring new innovations to market across the sweetener and baking categories is central to our success in redefining the assortment with better-for-you alternatives. We are seeing the distribution gains that we have been building towards, and see this momentum continuing through the balance of 2021 and into next year. Further, we are also driving penetration and trial with consumers, which is visible in our third quarter results where we drove Branded CPG segment proforma organic constant currency revenue growth of 7.6%. While our sales performance is strong, the current disruptions across global supply chains has highlighted the importance of our previously announced supply chain reinvention project to help mitigate volatility, protect margin and create opportunities to drive greater efficiencies over the long-term.”

THIRD QUARTER 2021 HIGHLIGHTS

The Company’s reported consolidated financials reflect the completed acquisitions of Swerve on November 10, 2020 and Wholesome on February 5, 2021 from those respective dates. Proforma comparisons include the impact of these acquisitions for both the current and prior year periods.

•	Consolidated product revenues were $128.9 million, an increase of 92.4% on a reported basis, as compared to the prior year third quarter. On a proforma basis, organic constant currency product revenues increased 6.1% compared to the prior year third quarter driven by Branded CPG growth of 7.6%.
•	Reported gross profit was $43.0 million, compared to $18.6 million in the prior year third quarter. The increase was largely driven by contributions from the Swerve and Wholesome acquisitions and an $11.5 million favorable change in non-cash purchase accounting adjustments related to inventory revaluations.
•	Gross profit margin was 33.4% in the third quarter of 2021, compared to 27.8% in the prior year period. The prior year margin was negatively impacted by purchase accounting adjustments. Adjusted gross profit margin was 33.6%, down from 42.2% in the prior year due primarily to the inclusion of Wholesome‘s private label business.
•	Consolidated operating income was $13.5 million compared to $1.1 million in the prior year and consolidated net income was $8.8 million in the third quarter of 2021 compared to a net loss of $2.8 million in the prior year period.
•	Consolidated Adjusted EBITDA of $22.1 million increased 34.1% driven by contributions from the Swerve and Wholesome acquisitions and revenue growth, partially offset by higher bonus expense compared to 2020.

SEGMENT RESULTS

Branded CPG Segment

Branded CPG segment product revenues increased $61.7 million, or 150.4%, to $102.7 million for the third quarter of 2021, compared to $41.0 million for the same period in the prior year, driven primarily by the addition of Swerve and Wholesome and revenue growth. On a proforma basis, organic constant currency product revenue increased 7.6% compared to the prior year third quarter primarily due to strong volume growth in the Company’s natural products portfolio globally. On a two-year stacked basis, when comparing third quarter 2021 to third quarter 2019, Branded CPG segment proforma organic constant currency revenue increased 14.3%.

Operating income was $10.1 million in the third quarter of 2021 compared to operating income of $7.1 million for the same period in the prior year. The increase was driven by contributions from the acquired Swerve and Wholesome businesses, revenue growth, and lower purchase accounting adjustments, partially offset by higher bonus expense, costs associated with our supply chain reinvention project and the inclusion of stock-based compensation expense in 2021.

Flavors & Ingredients Segment

Flavors & Ingredients segment product revenues increased 1.0% to $26.2 million for the third quarter of 2021, compared to $26.0 million for the same period in the prior year primarily due to increases in licorice extracts and the Magnasweet product lines, largely offset by declines in pure derivatives.

Operating income was $9.5 million in the third quarter of 2021, compared to an operating loss of $0.4 million in the prior year period primarily due to an $8.0 million favorable change in purchase accounting adjustments related to inventory revaluations, revenue growth and lower operating costs.

Corporate

Corporate expenses for the third quarter of 2021 were $6.1 million, compared to $5.6 million of expenses in the prior year period primarily due to the addition of stock-based compensation in 2021.

YEAR-TO-DATE 2021 HIGHLIGHTS

The Company’s consolidated financial results reflect both predecessor and successor periods indicative of the June 25, 2020 business combination date. The year-to-date results discussed below compare the results for the nine months ended September 30, 2021 to the combined nine months ended September 30, 2020, which includes the successor period from June 26, 2020 through September 30, 2020 and the predecessor period from January 1, 2020 through June 25, 2020.

Additionally, the Company’s consolidated reported financial results reflect the completed acquisitions of Swerve on November 10, 2020 and Wholesome on February 5, 2021 from those respective dates onwards. Proforma comparisons include the impact of both acquisitions for both the current and prior year-to-date periods.

•	Consolidated product revenues were $361.3 million, an increase of 80.8% compared to the 2020 year-to-date period. On a proforma basis, organic constant currency product revenue increased 2.7%, compared to the prior year.

o	Branded CPG segment product revenues were $283.6 million, an increase of 128.1%, reflecting the acquisitions of Wholesome and Swerve. On a proforma basis, organic constant currency product revenues increased 2.6% compared to the prior year period and grew 12.8% on a two-year stacked basis as compared to the first nine months of 2019.

o	Flavors & Ingredients segment product revenues were $77.7 million, an increase of 2.9% as compared to the prior year period.

•	Reported gross profit was $120.0 million, an increase of $48.9 million from $71.1 million in the prior year period, and gross profit margin was 33.2% in the nine months ended September 30, 2021 as compared to 35.6% in the prior year period. Adjusted gross profit margin was 34.7%, down from 41.8% in the prior year period driven primarily by Wholesome’s private label business.

•	Consolidated operating income was $16.4 million compared to an operating loss of $37.4 million in the prior year and consolidated net income was $0.5 million for the nine months ended September 30, 2021 compared to a net loss of $37.5 million in the prior year period.

•	Consolidated Adjusted EBITDA increased 51.9% to $61.6 million driven by contributions from the acquired Swerve and Wholesome businesses, revenue growth and productivity gains, partially offset by higher bonus expense and public company costs.

Balance Sheet

As of September 30, 2021 the Company had cash and cash equivalents of $33.6 million and $384.1 million of long-term debt, net of unamortized debt issuance costs.

Outlook

The Company is reiterating its outlook for full year 2021, which includes the impact of its recent acquisitions of Swerve and Wholesome. The outlook includes expectations for growth on a proforma organic basis and margins for the combined business. The Company defines proforma organic growth to be as if the Company owned both Swerve and Wholesome for the full years 2020 and 2021. The Company’s 2021 outlook is as follows:

•	Net Product Revenues: $493 million to $505 million (representing reported growth of greater than 78%, and proforma organic growth of 3% to 5%)
•	Adjusted Gross Profit Margin: 34% to 35% of product revenues
•	Adjusted EBITDA Margin: Approximately 17% of product revenues
•	Adjusted EBITDA: $82 million to $85 million (representing reported growth of greater than 50%, and proforma organic growth of 3% to 5%)
•	Capital Expenditures: $10 million to $12 million

•	Cash Taxes: $6 million to $8 million

Conference Call Details

The Company will host a conference call and webcast to review its third quarter results today, Tuesday, November 9, 2021 at 8:30am EDT. The conference call can be accessed live over the phone by dialing (855) 327-6837 or for international callers by dialing (631) 891-4304. A replay of the call will be available until November 23, 2021 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 10017000.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at investor.wholeearthbrands.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

About Whole Earth Brands

Whole Earth Brands is a global food company enabling healthier lifestyles and providing access to premium plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products, including Whole Earth Sweetener®, Wholesome®, Swerve®, Pure Via®, Equal® and Canderel®. With food playing a central role in people’s health and wellness, Whole Earth Brands’ innovative product pipeline addresses the growing consumer demand for more dietary options, baking ingredients and taste profiles. Our world-class global distribution network is the largest provider of plant-based sweeteners in more than 100 countries with a vision to expand our portfolio to responsibly meet local preferences. We are committed to helping people enjoy life’s everyday moments and the celebrations that bring us together. For more information on how we “Open a World of Goodness®,” please visit www.WholeEarthBrands.com.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Whole Earth Brands, Inc. and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management.

Forward-looking statements may be accompanied by words such as “achieve,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “grow,” “improve,” “increase,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or similar words, phrases or expressions. Examples of forward-looking statements include, but are not limited to, the statements made by Messrs. Simon and Manzone, and our 2021 guidance. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the Company’s ability to achieve the anticipated benefits of the integration of Wholesome and Swerve in a timely manner or at all; the extent of the impact of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, the impact on our employees, and the extent of the impact of the COVID-19 pandemic on overall demand for the Company’s products; local, regional, national, and international economic conditions that have deteriorated as a result of the COVID-19 pandemic, including the risks of a global recession or a recession in one or more of the Company’s key markets, and the impact they may have on the Company and its customers and management’s assessment of that impact; extensive and evolving government regulations that impact the way the Company operates; and the impact of the COVID-19 pandemic on the Company’s suppliers, including disruptions and inefficiencies in the supply chain.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These statements are subject to the risks and uncertainties indicated from time to time in the documents the Company files (or furnishes) with the U.S. Securities and Exchange Commission.

You are cautioned not to place undue reliance upon any forward-looking statements, which are based only on information currently available to the Company and speak only as of the date made. The Company undertakes no commitment to publicly update or revise the forward-looking statements, whether written or oral that may be made from time to time, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations Contact:

Whole Earth Brands

312-840-5001

investor@wholeearthbrands.com

ICR

Jeff Sonnek

646-277-1263

jeff.sonnek@icrinc.com

Media Relations Contact:

Wyecomm

Larry Larsen

312 497 0655

larry.larsen@wyecomm.com

Whole Earth Brands, Inc.

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the Company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the Company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. The Company also believes that presenting these measures allows investors to view its performance using the same measures that the Company uses in evaluating its financial and business performance and trends. The Company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: constant currency adjustments, intangible asset non-cash impairments, purchase accounting charges, transaction related costs, long-term incentive expense, non-cash pension expenses, severance and related expenses associated with a restructuring, public company readiness, M&A transaction expenses and other one-time items affecting comparability of operating results. See below for a description of adjustments to the Company’s U.S. GAAP financial measures included herein. Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the Company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The Company’s non-GAAP financial measures and corresponding metrics reflect how the Company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the Company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the Company’s current or future presentation of non-GAAP operating results, the Company removes these items from its non-GAAP definitions.

The following is a list of non-GAAP financial measures which the Company has discussed or expects to discuss in the future:

•	Constant Currency Presentation: We evaluate our product revenue results on both a reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our product revenue results, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency product revenue results using the prior period exchange rates and comparing these adjusted amounts to our current period reported product revenues.

•	Adjusted EBITDA: We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, as well as certain other items that arise outside of the ordinary course of our continuing operations specifically described below:

o	Asset impairment charges: We exclude the impact of charges related to the impairment of goodwill and other long-lived intangible assets. Impairment charges during the calendar year 2020 were incurred only during the predecessor period. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the total company.

o	Purchase accounting adjustments: We exclude the impact of purchase accounting adjustments, including the revaluation of inventory at the time of the business combination. These adjustments are non-cash and we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Transaction-related expenses: We exclude transaction-related expenses including transaction bonuses that were paid for by the seller of the businesses acquired by the Company on June 25, 2020. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Long-term incentive plan: We exclude the impact of costs relating to the long-term incentive plan. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Non-cash pension expenses: We exclude non-cash pension expenses/credits related to closed, defined pension programs of the Company. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Severance and related expenses: We exclude employee severance and associated expenses related to roles that have been eliminated or reduced in scope as a productivity measure taken by the Company. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Public company readiness: We exclude non-recurring organization and consulting costs incurred to establish required public company capabilities. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Brand Introduction expenses: To measure operating performance, we exclude the Company’s sampling program costs with Starbucks. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

o	Restructuring: To measure operating performance, we exclude restructuring costs. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	M&A transaction expenses: We exclude expenses directly related to the acquisition of businesses after the business combination on June 25, 2020. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Other items: To measure operating performance, we exclude certain expenses and include certain gains that we believe are operational in nature. We believe the exclusion or inclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of product revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The Company cannot reconcile its expected Adjusted EBITDA to Net Income under “Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time. These items include, but are not limited to, share-based compensation expense, impairment of assets, acquisition-related charges and COVID-19 related expenses. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

Adjusted Gross Profit Margin: We define Adjusted Gross Profit Margin as Gross Profit excluding all cash and non-cash adjustments, impacting Cost of Goods Sold, included in the Adjusted EBITDA reconciliation, as a percentage of Product Revenues, net. Such adjustments include: depreciation, purchase accounting adjustments, long term incentives and other items adjusted by management to better understand our financial results.

The Company cannot reconcile its expected Adjusted Gross Profit Margin to Gross Profit Margin under “Outlook” without unreasonable effort because certain items that impact Gross Profit Margin and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time. These items include, but are not limited to, share-based compensation expense, impairment of assets, acquisition-related charges and COVID-19 related expenses. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

Whole Earth Brands, Inc.

Condensed Consolidated Balance Sheets

(In thousands of dollars, except for share and per share data)

(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$33,579	$16,898
Accounts receivable (net of allowances of $940 and $955, respectively)	72,997	56,423
Inventories	193,509	111,699
Prepaid expenses and other current assets	20,068	5,045
Total current assets	320,153	190,065

Property, Plant and Equipment, net	53,860	47,285

Other Assets
Operating lease right-of-use assets	21,596	12,193
Goodwill	241,154	153,537
Other intangible assets, net	271,472	184,527
Deferred tax assets, net	2,296	2,671
Other assets	8,278	6,260
Total Assets	$918,809	$596,538

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$41,968	$25,200
Accrued expenses and other current liabilities	26,186	29,029
Contingent consideration payable	53,631	—
Current portion of operating lease liabilities	6,123	3,623
Current portion of long-term debt	3,750	7,000
Total current liabilities	131,658	64,852
Non-Current Liabilities
Long-term debt	384,070	172,662
Warrant liabilities	2,507	—
Deferred tax liabilities, net	52,403	23,297
Operating lease liabilities, less current portion	19,463	11,324
Other liabilities	15,176	15,557
Total Liabilities	605,277	287,692
Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value; 220,000,000 shares authorized; 38,477,723 and 38,426,669 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively.	4	4
Additional paid-in capital	331,125	325,679
Accumulated deficit	(26,043)	(25,442)
Accumulated other comprehensive income	8,446	8,605
Total stockholders’ equity	313,532	308,846
Total Liabilities and Stockholders’ Equity	$918,809	$596,538

Whole Earth Brands, Inc.

Condensed Consolidated and Combined Statements of Operations

(In thousands of dollars, except for share and per share data)

(Unaudited)

	(Successor)				(Predecessor)
	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2021	From June 26, 2020 to September 30, 2020	From January 1, 2020 to June 25, 2020
Product revenues, net	$128,941	$67,002	$361,259	$71,480	$128,328
Cost of goods sold	85,912	48,357	241,224	51,065	77,627
Gross profit	43,029	18,645	120,035	20,415	50,701

Selling, general and administrative expenses	24,838	14,881	85,573	16,827	43,355
Amortization of intangible assets	4,675	2,700	13,532	2,841	4,927
Asset impairment charges	—	—	—	—	40,600
Restructuring and other expenses	—	—	4,503	—	—

Operating income (loss)	13,516	1,064	16,427	747	(38,181)

Change in fair value of warrant liabilities	2,178	—	(425)	—	—
Interest expense, net	(6,553)	(2,045)	(18,027)	(2,161)	(238)
Loss on extinguishment and debt transaction costs	—	—	(5,513)	—	—
Other income (expense), net	(780)	(170)	(280)	(232)	801
Income (loss) before income taxes	8,361	(1,151)	(7,818)	(1,646)	(37,618)
(Benefit) provision for income taxes	(445)	1,684	(8,294)	1,694	(3,482)
Net income (loss)	$8,806	$(2,835)	$476	$(3,340)	$(34,136)

Net earnings (loss) per share:
Basic	$0.23	$(0.07)	$0.01	$(0.09)
Diluted	$0.17	$(0.07)	$0.01	$(0.09)

Whole Earth Brands, Inc.

Condensed Consolidated and Combined Statements of Cash Flows

(In thousands of dollars)

(Unaudited)

	(Successor)		(Predecessor)
	Nine Months Ended September 30, 2021	From June 26, 2020 to September 30, 2020	From January 1, 2020 to June 25, 2020
Operating activities
Net income (loss)	$476	$(3,340)	$(34,136)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	7,191	—	—
Depreciation	3,230	797	1,334
Amortization of intangible assets	13,532	2,841	4,927
Deferred income taxes	2,210	(3,490)	(5,578)
Asset impairment charges	—	—	40,600
Amortization of inventory fair value adjustments	(882)	8,701	—
Non-cash loss on extinguishment of debt	4,435	—	—
Change in fair value of warrant liabilities	425	—	—
Changes in current assets and liabilities:
Accounts receivable	(2,452)	(6,535)	7,726
Inventories	(4,200)	(3,679)	3,576
Prepaid expenses and other current assets	(894)	(2,516)	3,330
Accounts payable, accrued liabilities and income taxes	(16,706)	(5,618)	507
Other, net	190	124	(2,378)
Net cash provided by (used in) operating activities	6,555	(12,715)	19,908

Investing activities
Capital expenditures	(7,076)	(2,139)	(3,532)
Acquisitions, net of cash acquired	(190,231)	(376,674)	—
Proceeds from the sale of fixed assets	4,257	—	—
Transfer from trust account	—	178,875	—
Net cash used in investing activities	(193,050)	(199,938)	(3,532)

Financing activities
Proceeds from revolving credit facility	25,000	—	3,500
Repayments of revolving credit facility	(47,855)	—	(8,500)
Long-term borrowings	375,000	140,000	—
Repayments of long-term borrowings	(138,376)	(1,750)	—
Debt issuance costs	(11,589)	(7,139)	—
Proceeds from sale of common stock and warrants	1	75,000	—
Tax withholdings related to net share settlements of stock-based awards	(115)	—	—
Funding to Parent, net	—	—	(11,924)
Net cash provided by (used in) financing activities	202,066	206,111	(16,924)

Whole Earth Brands, Inc.

Condensed Consolidated and Combined Statements of Cash Flows (Continued)

(In thousands of dollars)

(Unaudited)

	(Successor)		(Predecessor)
	Nine Months Ended September 30, 2021	From June 26, 2020 to September 30, 2020	From January 1, 2020 to June 25, 2020
Effect of exchange rate changes on cash and cash equivalents	1,110	88	215
Net change in cash and cash equivalents	16,681	(6,454)	(333)
Cash and cash equivalents, beginning of period	16,898	55,535	10,395
Cash and cash equivalents, end of period	$33,579	$49,081	$10,062

Supplemental disclosure of cash flow information
Interest paid	$15,627	$1,667	$798
Taxes paid, net of refunds	$3,999	$1,722	$2,244
Supplemental disclosure of non-cash investing
Non-cash capital expenditures	$3,796	$—	$—

Whole Earth Brands, Inc.

Adjusted EBITDA Reconciliation

(In thousands of dollars)

(Unaudited)

	(Successor)				(Predecessor)
	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2021	From June 26, 2020 to September 30, 2020	From January 1, 2020 to June 25, 2020
Product revenues, net	$128,941	$67,002	$361,259	$71,480	$128,328
Net income (loss)	$8,806	$(2,835)	$476	$(3,340)	$(34,136)
(Benefit) provision for income taxes	(445)	1,684	(8,294)	1,694	(3,482)
Other expense (income)	780	170	280	232	(801)
Loss on extinguishment and debt transaction costs	-	-	5,513	-	-
Interest expense, net	6,553	2,045	18,027	2,161	238
Change in fair value of warrant liabilities	(2,178)	-	425	-	-
Operating income (loss)	13,516	1,064	16,427	747	(38,181)
Depreciation	1,110	754	3,230	797	1,334
Amortization of intangible assets	4,675	2,700	13,532	2,841	4,927
Asset impairment charges	-	-	-	-	40,600
Purchase accounting adjustments	(2,608)	8,701	(882)	8,701	-
Transaction related expenses	-	214	415	883	10,348
Long term incentive plan	2,711	378	7,729	357	562
Non-cash pension expense	-	-	-	32	335
Severance and related expenses	-	311	-	367	1,105
Public company readiness	555	2,183	2,358	2,213	569
Brand introduction costs	-	207	-	229	1,131
Restructuring	-	-	4,503	-	-
M&A transaction expenses	495	-	10,437	-	-
Other items	1,672	(12)	3,825	15	634
Adjusted EBITDA	$22,127	$16,500	$61,574	$17,182	$23,366

Whole Earth Brands, Inc.

Constant Currency Product Revenues, Net Reconciliation

(In thousands of dollars)

	Three Months Ended September 30,
			$ change			% change
Product revenues, net	2021	2020	Reported	Constant Dollar	Foreign Exchange (2)	Reported	Constant Dollar	Foreign Exchange
Branded CPG	$102,693	$41,006	$61,687	$61,151	$536	150.4%	149.1%	1.3%
Flavors & Ingredients	26,248	25,996	252	252	-	1.0%	1.0%	0.0%
Combined	$128,941	$67,002	$61,939	$61,403	$536	92.4%	91.6%	0.8%

Proforma Organic(1)
Branded CPG	$102,693	$94,972	$7,721	$7,185	$536	8.1%	7.6%	0.6%
Flavors & Ingredients	26,248	25,996	252	252	-	1.0%	1.0%	0.0%
Combined	$128,941	$120,968	$7,973	$7,437	$536	6.6%	6.1%	0.4%

	Nine Months Ended September 30,
			$ change			% change
Product revenues, net	2021	2020	Reported	Constant Dollar	Foreign Exchange (2)	Reported	Constant Dollar	Foreign Exchange
Branded CPG	$283,585	$124,306	$159,279	$153,553	$5,726	128.1%	123.5%	4.6%
Flavors & Ingredients	77,674	75,502	2,172	2,172	-	2.9%	2.9%	0.0%
Combined	$361,259	$199,808	$161,451	$155,725	$5,726	80.8%	77.9%	2.9%

Proforma Organic(1)
Branded CPG	$303,959	$290,699	$13,260	$7,534	$5,726	4.6%	2.6%	2.0%
Flavors & Ingredients	77,674	75,502	2,172	2,172	-	2.9%	2.9%	0.0%
Combined	$381,633	$366,201	$15,432	$9,706	$5,726	4.2%	2.7%	1.6%

(1)	Product revenues, net shown on a like for like basis, including the impact of both acquisitions for all periods in both the current and prior year periods
(2)	The "foreign exchange" amounts presented, reflect the estimated impact from fluctuations in foreign currency exchange rates on product revenues.

Whole Earth Brands, Inc.

GAAP to Adjusted EBITDA Reconciliation

(In thousands of dollars)

	Three Months Ended September 30, 2020				Three Months Ended September 30, 2021
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	$ Change	% Change
Product revenues, net	$ 67,002	$ -	$ -	$ 67,002	$ 128,941	$ -	$ -	$ 128,941	$ 61,939	92.4%
Cost of goods sold	48,357	(9,456)	(207)	38,694	85,912	1,255	(1,597)	85,571	46,876	121.1%
Gross profit	18,645	9,456	207	28,308	43,029	(1,255)	1,597	43,370	15,063	53.2%
Gross profit margin %	27.8%			42.2%	33.4%			33.6%		(8.6%)
Selling, general and administrative expenses	14,881	-	(3,073)	11,808	24,838	(2,543)	(1,051)	21,244	9,436	79.9%
Amortization of intangible assets	2,700	(2,700)	-	-	4,675	(4,675)	-	-	-	-
Asset impairment charges	-	-	-	-	-	-	-	-	-	-
Restructuring and other non-recurring expenses	-	-	-	-	-	-	-	-	-	-
Operating income	$ 1,064	$12,156	$ 3,280	$ 16,500	$ 13,516	$ 5,963	$ 2,647	$ 22,127	$ 5,627	34.1%
Operating margin %	1.6%			24.6%	10.5%			17.2%		(7.5%)

	Nine Months Ended September 30, 2020				Nine Months Ended September 30, 2021
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	$ Change	% Change
Product revenues, net	$ 199,808	$ -	$ -	$ 199,808	$ 361,259	$ -	$ -	$ 361,259	$161,451	80.8%
Cost of goods sold	128,692	(10,833)	(1,634)	116,225	241,224	(2,518)	(2,878)	235,827	119,602	102.9%
Gross profit	71,116	10,833	1,634	83,583	120,035	2,518	2,878	125,432	41,849	50.1%
Gross profit margin %	35.6%			41.8%	33.2%			34.7%		(7.1%)
Selling, general and administrative expenses	60,182	(367)	(16,780)	43,035	85,573	(9,058)	(12,657)	63,858	20,823	48.4%
Amortization of intangible assets	7,768	(7,768)	-	-	13,532	(13,532)	-	-	-	-
Asset impairment charges	40,600	(40,600)	-	-	-	-	-	-	-	-
Restructuring and other non-recurring expenses	-	-	-	-	4,503	(358)	(4,145)	-	-	-
Operating income	$ (37,434)	$59,568	$18,414	$ 40,548	$ 16,427	$25,466	$19,681	$ 61,574	$ 21,026	51.9%
Operating margin %	(18.7%)			20.3%	4.5%			17.0%		(3.2%)

Note – The nine months ended September 30, 2020 combines the successor period from June 26, 2020 through September 30, 2020 and the predecessor period from January 1, 2020 through June 25, 2020.

Whole Earth Brands, Inc.

Adjustments to Operating Income by Income Statement Line and Nature

(In thousands of dollars)

	Three Months Ended September 30, 2020						Three Months Ended September 30, 2021
Non-Cash adjustments	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impair- ment	Restruct- uring	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impair- ment	Restruct- uring	Operating Income
Depreciation	$ 754	$ -	$ -	$ -	$ -	$ 754	$ 925	$ 185	$ -	$ -	$ -	$ 1,110
Amortization of intangible assets	-	-	2,700	-	-	2,700	-	-	4,675	-	-	4,675
Asset impairment charges	-	-	-	-	-	-	-	-	-	-	-	-
Restructuring	-	-	-	-	-	-	-	-	-	-	-	-
Non-cash pension expense	-	-	-	-	-	-	-	-	-	-	-	-
Long term incentive plan	-	-	-	-	-	-	375	2,336	-	-	-	2,711
Purchase accounting costs	8,701	-	-	-	-	8,701	(2,608)	-	-	-	-	(2,608)
Other items	-	-	-	-	-	-	53	22	-	-	-	75
Total non-cash adjustments	$ 9,456	$ -	$ 2,700	$ -	$ -	$ 12,156	$ (1,255)	$ 2,543	$ 4,675	$ -	$ -	$ 5,963
Cash adjustments
Restructuring	-		-	-	-	-	-	-	-	-	-	-
Long term incentive plan	-	378	-	-	-	378	-	-	-	-	-	-
Transaction related expenses	-	214	-	-	-	214	-	-	-	-	-	-
Severance and related expenses	-	311	-	-	-	311	-	-	-	-	-	-
Public company readiness	-	2,183	-	-	-	2,183	-	555	-	-	-	555
Brand introduction costs	207	-	-	-	-	207	-	-	-	-	-	-
M&A transaction expenses	-	-	-	-	-	-	-	495	-	-	-	495
Other items	-	(12)	-	-	-	(12)	1,597	-	-	-	-	1,597
Total cash adjustments	$ 207	$ 3,073	$ -	$ -	$ -	$ 3,280	$ 1,597	$ 1,051	$ -	$ -	$ -	$ 2,647
Total adjustments	$ 9,663	$ 3,073	$ 2,700	$ -	$ -	$ 15,436	$ 341	$ 3,594	$ 4,675	$ -	$ -	$ 8,611

	Nine Months Ended September 30, 2020						Nine Months Ended September 30, 2021
Non-Cash adjustments	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impair- ment	Restruct- uring	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impair- ment	Restruct- uring	Operating Income
Depreciation	$ 2,131	$ -	$ -	$ -	$ -	$ 2,131	$ 2,985	$ 245	$ -	$ -	$ -	$ 3,230
Amortization of intangible assets	-	-	7,768	-	-	7,768	-	-	13,532	-	-	13,532
Asset impairment charges	-	-	-	40,600	-	40,600	-	-	-	-	-	-
Restructuring	-	-	-	-	-	-	-	-	-	-	358	358
Non-cash pension expense	-	367	-	-	-	367	-	-	-	-	-	-
Long term incentive plan	-	-	-	-	-	-	274	7,551	-	-	-	7,826
Purchase accounting costs	8,701	-	-	-	-	8,701	(882)	-	-	-	-	(882)
Other items	-	-	-	-	-	-	141	1,262	-	-	-	1,403
Total non-cash adjustments	$ 10,833	$ 367	$ 7,768	$ 40,600	$ -	$ 59,568	$ 2,518	$ 9,058	$ 13,532	$ -	$ 358	$ 25,466
Cash adjustments
Restructuring	-	-	-	-	-	-	-	-	-	-	4,145	4,145
Long term incentive plan	47	872	-	-	-	919	(22)	(75)	-	-	-	(97)
Transaction related expenses	-	11,231	-	-	-	11,231	-	415	-	-	-	415
Severance and related expenses	-	1,472	-	-	-	1,472	-	-	-	-	-	-
Public company readiness	-	2,782	-	-	-	2,782	-	2,358	-	-	-	2,358
Brand introduction costs	1,360	-	-	-	-	1,360	-	-	-	-	-	-
M&A transaction expenses	-	-	-	-	-	-	-	10,437	-	-	-	10,437
Other items	227	422	-	-	-	649	2,900	(477)	-	-	-	2,423
Total cash adjustments	$ 1,634	$ 16,780	$ -	$ -	$ -	$ 18,414	$ 2,878	$ 12,657	$ -	$ -	$ 4,145	$ 19,681
Total adjustments	$ 12,467	$ 17,147	$ 7,768	$ 40,600	$ -	$ 77,982	$ 5,397	$ 21,715	$ 13,532	$ -	$ 4,503	$ 45,147

Note – The nine months ended September 30, 2020 combines the successor period from June 26, 2020 through September 30, 2020 and the predecessor period from January 1, 2020 through June 25, 2020.

Non-cash adjustments: The Adjusted EBITDA reconciliation includes certain transactions that are non-cash in nature. Such items include depreciation, amortization of intangibles, asset impairment charges, non-cash pension expense, long-term incentive plan expenses (stock based compensation) and purchase accounting adjustments.

Cash adjustments: The Adjusted EBITDA reconciliation includes certain transactions that are one-off, non-recurring in nature, but have been or will be settled in cash.